Exhibit 99.1
MEMORANDUM

TO:	All Lodgian Employees

FROM:	Daniel E. Ellis, President & Chief Executive Officer

RE:	Company Update

DATE:	March 5, 2010
I want to update you with regard to developments since my last communication on February 16, 2010 regarding the potential acquisition of Lodgian by Lone Star Funds.
As I mentioned in my last note, Lodgian filed its preliminary Proxy Statement with the Securities and Exchange Commission on February 16, 2010. The SEC recently cleared the Company to move forward with filing the final or “Definitive” Proxy Statement and this document was filed today. We will begin mailing the Definitive Proxy Statement to our shareholders on or about March 12, 2010. You may access this filing by visiting www.lodgian.com, and clicking on Investor Relations and then SEC Filings.
We have set April 15, 2010 as the date of the special shareholders’ meeting to approve the acquisition. Holders of a majority (more than 50%) of our common stock must vote in favor of the transaction at the special meeting for it to be approved. Assuming shareholder approval is received, we expect to complete the merger as quickly as possible, but in any event within two business days after obtaining shareholder approval.
Between now and the closing date, our senior management team will begin preparations aimed to integrate our business with Lone Star after closing. During this time, Lone Star and their representatives will continue visiting our hotels and get to know our associates at the corporate office.
It remains extremely important to continue operating our business as usual. I again ask each of you for your continued hard work and dedication as we move through this transition.
I appreciate your continued support. I am always available to answer your questions. I can be reached at [                    ] and my email is [                    ].